SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: GAMNA Series Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):
180 Maiden Lane, New York, New York 10038

Telephone Number (including area code): 212-480-1900

Name and address of agent for service of process: Mark P. Bronzo, Groupama Asset Management N.A., 180 Maiden Lane, New York, New York 10038

Check Appropriate Box:

            Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES |X| NO |_|

                                    SIGNATURE

            Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 25th day of March, 1999.


                                    GAMNA Series Funds, Inc
                                    -----------------------
                                    (Name of Registrant)


                                    By: /s/ Mark P. Bronzo
                                        ----------------------------
                                        Mark P. Bronzo
                                        President


Attest:  /s/ Daniel W. Portanova
         ----------------------------
         Daniel W. Portanova
         Treasurer